                                Exhibit 10(i)




Credit Agreement dated as of October 7, 1993 with Society National Bank, individually and as Agent, and National City Bank for borrowings up to $30,000,000

________________________________________________________________________________
________________________________________________________________________________




                                CREDIT AGREEMENT

                                  by and among

                            THE TRANZONIC COMPANIES,

                             SOCIETY NATIONAL BANK,
                           Individually and as Agent

                                      and

                               NATIONAL CITY BANK

                                  Dated as of

                                October 7 , 1993
                               -----------


________________________________________________________________________________
________________________________________________________________________________


                               TABLE OF CONTENTS
                               -----------------




Article I.  Definitions...........................................................................1

Article II.  Amount and Credit....................................................................9
         Section 2.1.  Amount and Nature of Credit................................................9
                 A.  Revolving Credit.............................................................9
                 B.  Extension of Revolving Credit................................................11
         Section 2.2.  Conditions to Loans........................................................11
         Section 2.3.  Payment on Notes, Etc......................................................12
         Section 2.4.  Prepayment.................................................................12
         Section 2.5.  Commitment Fees; Termination of Reduction of Commitments...................13
         Section 2.6.  Agent's Fee................................................................14

Article III.  Additional Provisions Relating to LIBOR Loans.......................................14
         Section 3.1.  Reserves or Deposit Requirements, etc......................................14
         Section 3.2.  Tax Law....................................................................15
         Section 3.3.  Eurodollar Deposits Unavailable or Interest Rate Unascertainable...........16
         Section 3.4.  Indemnity..................................................................16
         Section 3.5.  Changes in Law Rendering LIBOR Loans Unlawful..............................16
         Section 3.6.  Funding....................................................................17

Article IV.  Additional Provisions Relating to Domestic Fixed Rate Loans..........................17
         Section 4.1.  Increased Cost.............................................................17
         Section 4.2.  Quoted Rates...............................................................17
         Section 4.3.  Change of Law..............................................................18

Article V.  Opening Covenants.....................................................................18
         Section 5.1.  Resolutions................................................................18
         Section 5.2.  Legal Opinion..............................................................18
         Section 5.3.  Certificate of Incumbency..................................................19
         Section 5.4.  Guaranty of Payment........................................................19
         Section 5.5.  Resolutions of Consolidated Subsidiaries...................................19

Article VI.  Covenants............................................................................19
         Section 6.1.  Insurance..................................................................19
         Section 6.2.  Money Obligations..........................................................19
         Section 6.3.  Financial Statements.......................................................19
         Section 6.4.  Financial Records..........................................................20
         Section 6.5.  Franchises.................................................................20
         Section 6.6.  ERISA Compliance...........................................................21
         Section 6.7.  Borrowings.................................................................21
         Section 6.8.  Liens......................................................................21
         Section 6.9.  Regulations U and X........................................................22
         Section 6.10.  Loans, Advances and Investments...........................................22
         Section 6.11.  Merger and Purchase and Sale of Assets....................................24
         Section 6.12.  Dividends.................................................................24
         Section 6.13.  Notice....................................................................24





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
         Section 6.14.  Acquisitions......................................................        24
         Section 6.15.  Funded Debt-to-Worth Ratio .......................................        25
         Section 6.16.  Consolidated Net Worth ...........................................        25
         Section 6.17.  Working Capital ..................................................        25
         Section 6.18.  Interest Coverage Ratio ..........................................        25
         Section 6.19.  Environmental Compliance .........................................        25
         Section 6.20.  Plan .............................................................        26

Article VII.  Warranties                                                                          26
         Section 7.1.  Existence .........................................................        26
         Section 7.2.  Right to Act ......................................................        26
         Section 7.3.  Litigation and Liens ..............................................        27
         Section 7.4.  Guaranties of Consolidated Subsidiaries ...........................        27
         Section 7.5.  ERISA Compliance ..................................................        27
         Section 7.6.  Environmental Laws ................................................        27
         Section 7.7.  Solvency ..........................................................        27
         Section 7.8.  Financial Statements ..............................................        28
         Section 7.9.  Actuarial Valuation Reports .......................................        28
         Section 7.10.  Regulations ......................................................        28
         Section 7.11.  Defaults .........................................................        28

Article VIII.  Events of Default .........................................................        28
         Section 8.1.  Payments ..........................................................        28
         Section 8.2.  Covenants .........................................................        28
         Section 8.3.  Warranties ........................................................        29
         Section 8.4.  Cross Default .....................................................        29
         Section 8.5.  Termination of Plan ...............................................        29
         Section 8.6.  Solvency ..........................................................        29

Article IX.  Remedies upon Default .......................................................        30
         Section 9.1.  Optional Defaults .................................................        30
         Section 9.2.  Automatic Defaults ................................................        30
         Section 9.3.  Offsets ...........................................................        30
         Section 9.4.  Equalization Provision ............................................        31

Article X.  The Agent ....................................................................        31
         Section 10.1.  Appointment and Authorization ....................................        31
         Section 10.2.  Note Holders .....................................................        31
         Section 10.3.  Consultation with Counsel ........................................        31
         Section 10.4.  Documents ........................................................        31
         Section 10.5.  Agent and Affiliates .............................................        32
         Section 10.6.  Knowledge of Default .............................................        32
         Section 10.7.  Action by Agent ..................................................        32
         Section 10.8.  Notices, Default, Etc. ...........................................        32
         Section 10.9.  Indemnification ..................................................        32

Article XI.  Miscellaneous ...............................................................        33
         Section 11.1.  Banks' Independent Investigation .................................        33
         Section 11.2.  No Waiver, Cumulative Remedies ...................................        33
         Section 11.3.  Amendments, Consents .............................................        33
         Section 11.4.  Notices ..........................................................        33
         Section 11.5.  Costs, Expenses and Taxes ........................................        34
         Section 11.6.  Capital Adequacy .................................................        34
         Section 11.7.  Indemnity ........................................................        35






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
         Section 11.8.  Obligations Several, No Fiduciary Obligations ....................        35
         Section 11.9.  Execution in Counterparts ........................................        35
         Section 11.10.  Binding Effect; Assignment.......................................        36
         Section 11.11.  Governing Law ...................................................        36
         Section 11.12.  Severability of Provisions; Captions ............................        36
         Section 11.13.  Investment Purpose ..............................................        36
         Section 11.14.  Entire Agreement ................................................        36
         Section 11.15.  Jury Trial Waiver ...............................................        36

Annex A                                                                                           38

Exhibit A - Revolving Credit Note ...................................................             39

Exhibit B - Guaranty of Payment of Debt .............................................             41





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                        C R E D I T   A G R E E M E N T


         Credit agreement, effective as of the 7 day of October, 1993, between THE TRANZONIC COMPANIES, an Ohio corporation (hereinafter sometimes called the "Borrower"), the Banking Institutions named in Annex A attached hereto and made a part hereof (hereinafter sometimes collectively called the "Banks" and individually "Bank") and SOCIETY NATIONAL BANK, Cleveland, Ohio, as Agent for the Banks under this credit agreement (hereinafter sometimes called the "Agent"),

                                  WITNESSETH:

         WHEREAS, the Borrower and the Banks desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrower upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, it is mutually agreed as follows:

                            ARTICLE I.  DEFINITIONS

         As used in this credit agreement, the following terms shall have the following meanings:

         "Adjusted LIBOR" shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (i) the applicable LIBOR rate by (ii) 1.00 minus the Reserve Percentage.

         "Advantage" shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of Borrower's Debt to the Banks if such payment results in that Bank having a lesser share of Borrower's Debt to the Banks, than was the case immediately before such payment.

         "Applicable Leverage Ratio" shall mean for any day the ratio of the sum of Consolidated Funded Indebtedness plus all outstanding loans hereunder plus any other indebtedness for borrowed money to Consolidated Net Worth, in each case calculated on the basis of the information set forth in the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries most recently delivered by the Borrower to the Bank pursuant to this credit agreement; provided, that if the Borrower shall fail to timely deliver such balance sheet, the Applicable Leverage Ratio for each day from and including the day on which such information is required to be delivered to but excluding the day on which such information is delivered shall be deemed to exceed .74 to 1.00.





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         "Capital Distribution" shall mean (i) a cash payment made for the purchase, acquisition, redemption or retirement of any capital stock of any Company or as a dividend, return of capital or other distribution in respect of any Company's capital stock, other than any stock dividend or stock split payable only in capital stock of the Company in question, or (ii) cash payments made to employees of any Company in lieu of their exercise of stock options under Borrower's 1973 Performance Share Option Plan, as amended, the 1981 Performance Share Option Plan, and any other employee stock option plan hereafter established.

         "C/D Reference Banks" shall mean Society National Bank and National City Bank.

         "Cleveland banking day" shall mean a day on which the main office of the Agent is open for the transaction of business.

         "Commitment" shall mean the obligation hereunder of each Bank to make loans up to the amount set opposite such Bank's name under the column headed "Maximum Amount" as set forth in Annex A hereof during the Commitment Period (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

         "Commitment Period" shall mean the period from the date hereof to June 30, 1997, as such date may be extended pursuant to Section 2.1B hereof.

         "Company" shall mean Borrower or a Subsidiary.

         "Consolidated" shall mean the resultant consolidation of the financial statements of the Borrower and its Consolidated Subsidiaries in accordance with generally accepted accounting principles, including principles of consolidation consistent with those applied in preparation of the Consolidated financial statements referred to in Section 7.8 herein.

         "Consolidated Net Income" shall mean, for any period, the amount of consolidated net income of Borrower and its Consolidated Subsidiaries for such period (taken as a cumulative whole) determined in accordance with generally accepted accounting principles not inconsistent with present accounting procedures.

         "Consolidated Net Worth" shall mean the excess of the net book value (after deduction of all applicable reserves and excluding any re- appraisal or write-up of assets) of the assets (other than patents, good will, treasury stock and similar intangibles) of Borrower and its Consolidated Subsidiaries over all of their liabilities (other than any liabilities Subordinated, by writing in form and substance satisfactory to Banks, in favor of all of Borrower's Debt to Banks) as determined on a consolidated basis in accordance with generally accepted accounting principles applied on a basis not inconsistent with their present accounting procedures.

         "Consolidated Subsidiary" shall mean, at any particular time, every Subsidiary other than those Subsidiaries which are not included as consolidated subsidiaries of Borrower in the financial statements contained in the then most recent annual or periodic report filed by Borrower with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of such Commission) on Form 10-K, 10-Q or 8-K pursuant to the Securities Exchange Act of 1934, as then in effect (or any comparable forms or under similar Federal statutes then in force), and in Borrower's most recent financial statements furnished to its stockholders and certified by Borrower's independent certified public accountants; provided that such excluded Subsidiary or Subsidiaries shall be excluded from Consolidated Subsidiaries hereunder only for so long as it or they are so excluded from such financial statements filed with such Commission and furnished to such stockholders.

         "Controlled Group" shall mean a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as may be amended from time to time, of which Borrower or any Consolidated Subsidiary is a part.

         "Corporate Acquisition" shall mean the acquisition by Borrower of either (i) all or a substantial part of the assets of a company or (ii) all of the outstanding shares of common stock and preferred stock, if any, of a company, together, in the case of either (i) or (ii), with any related assets purchased in connection therewith.

         "Current Assets" and "Current Liabilities" shall mean the amounts as determined in accordance with generally accepted accounting principles not inconsistent with present accounting procedures, with the understanding that the principal installments of any Note maturing within twelve (12) months of the date in question, shall be excluded from Current Liabilities.

         "Debt" shall mean, collectively, every liability now or hereafter owing by Borrower to the Banks or any thereof, whether owing by only Borrower or by Borrower with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by loan, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to the Banks or any thereof or acquired by any or all thereof by purchase, pledge or otherwise, and whether participated to or from the Banks or any thereof in whole or in part.

         "Domestic Base Rate" shall mean a rate per annum determined pursuant to the following formula:

                          ( Dom. CD  )*
         DBR     =        ( ------------- ) + AR
                          ( 1.00 - RP)
         DBR     = Domestic Base Rate
         Dom. CD = Domestic C/D Rate
         RP      = Domestic Reserve Percentage
         AR      = Assessment Rate

*The amount in brackets being rounded upwards, if necessary, to the nearest 1/100 of 1%.

                 "Domestic C/D Rate" means with respect to each Domestic Interest Period the rate of interest determined by the Agent to be the arithmetic average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the prevailing rates per annum bid at 9:00 a.m. (Cleveland, Ohio time) (or as soon thereafter as practicable) on the first day of the relevant Domestic Interest Period by New York certificate of deposit dealers of recognized standing to each C/D Reference Bank and reported to the Agent by two or more such dealers for the purchase at face value from such C/D Reference Bank of its certificates of deposit in an amount approximately equal or comparable to such C/D Reference Bank's pro rata share of such Domestic Fixed Rate Loans and having a maturity of 30, 60, 90 or 180 days, as selected by the Borrower.

                 "Domestic Reserve Percentage" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of new nonpersonal time deposits in dollars in the United States, having a maturity comparable to the related Domestic Interest Period and in an amount of One Hundred Thousand Dollars ($100,000.00) or more. The Domestic Base Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

                 "Assessment Rate" shall mean for any Domestic Interest Period the net annual assessment rate (rounded upwards, if necessary, to the next higher 1/100th of 1%) actually incurred by Agent to the Federal Deposit Insurance Corporation (or any successor) for such corporation's (or such successor's) insuring deposits in United States dollars at the offices of Agent in the United States during the most recent period for which such rate has been determined prior to the commencement of such Domestic Interest Period. The Domestic Base Rate shall be automatically adjusted on and as of the effective date of any change in the Assessment Rate.

         "Domestic Fixed Rate" shall mean a rate per annum equal to the sum of the Domestic Margin for the first day of the applicable Domestic Interest Period plus the Domestic Base Rate.

         "Domestic Fixed Rate Loans" shall mean those loans described in
Section 2.1A hereof on which the Borrower shall pay interest at a rate based on the applicable Domestic Fixed Rate.

         "Domestic Interest Period" shall mean a period of 30, 60, 90 or 180 days (as selected by the Borrower) commencing on the applicable borrowing date of each Domestic Fixed Rate Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in Commitment as provided in Section 2.5 hereof, prepayment or conversion rights as provided in Section 4.3 hereof or maturity of

Domestic Fixed Rate Loans as provided in Section 2.1A hereof, such period shall be shortened to end on such date. If the Borrower fails to select a new Domestic Interest Period with respect to an outstanding Domestic Fixed Rate Loan at least three Cleveland banking days prior to any Interest Adjustment Date, the Borrower shall be deemed to have selected a Prime Rate Loan.

         "Domestic Margin" shall mean (i) five-eighths percent (5/8 of 1%) for any day on which Level I Status exists; (ii) one and one-eighth percent (1-1/8%) for any day on which Level II Status exists; (iii) one and three-eighths percent (1-3/8%) for any day on which Level III Status exists; and (iv) one and five-eighths percent (1-5/8%) for any day on which Level IV Status exists.

         "Environmental Laws" shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

         "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Fiscal Quarter" shall mean a fiscal quarter of the Borrower, which shall be any quarterly period ending on the last day of February, May, August or November of any year. "Fiscal Quarter", when used herein without reference to any particular person, shall mean a Fiscal Quarter of the Borrower.

         "Funded Indebtedness" shall mean indebtedness which (including any renewal or extension in whole or in part) matures or remains unpaid more than twelve (12) months after the date on which originally incurred.

         "Guarantor" shall mean one who pledges his credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, comaker, endorser or one who agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

         "Guarantor of Payment" shall mean one of the Consolidated Subsidiaries (now existing or hereafter acquired) executing and delivering a Guaranty of Payment.

         "Guaranty of Payment" shall mean the guaranty of payment of debt executed and delivered in connection herewith and any guaranty of payment of debt in the form of Exhibit B attached hereto (with the blanks appropriately filled) executed and delivered pursuant to Section 6.14 hereof.





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         "Interest Adjustment Date" shall mean the last day of each Interest
Period or each Domestic Interest Period, as the case may be.

         "Interest Period" shall mean a period of one, two, three or six months (as selected by the Borrower) commencing on the applicable borrowing or conversion date of each LIBOR Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in Commitment as provided in Section 2.5 hereof, prepayment or conversion rights as provided in Section 3.5 hereof or maturity of LIBOR Loans as provided in Section 2.1A hereof, such period shall be shortened to end on such date. If the Borrower fails to select a new Interest Period with respect to an outstanding LIBOR Loan at least three (3) London banking days prior to any Interest Adjustment Date, the Borrower shall be deemed to have selected a Prime Rate Loan.

         "Level I Status" exists during any Fiscal Quarter if as of the end of the immediately preceding Fiscal Quarter for which the Bank has received Consolidated financial statements from the Borrower, the Applicable Leverage Ratio was equal to or less than .20 to 1.00.

         "Level II Status" exists during any Fiscal Quarter if as of the end of the immediately preceding Fiscal Quarter for which the Bank has received Consolidated financial statements from the Borrower, the Applicable Leverage Ratio was .21 to 1.00 or greater but less than or equal to .50 to 1.00.

         "Level III Status" exists during any Fiscal Quarter if as of the end of the immediately preceding Fiscal Quarter for which the Bank has received Consolidated financial statements from the Borrower, the Applicable Leverage Ratio was greater than .50 to 1.00 but less than or equal to .74 to 1.00.

         "Level IV Status" exists during any Fiscal Quarter if as of the end of the immediately preceding Fiscal Quarter for which the Bank has received Consolidated financial statements from the Borrower, the Applicable Leverage Ratio exceeded .74 to 1.00, or exists on any other day in which Level I Status or Level II Status or Level III Status is not applicable.

         "LIBOR" shall mean the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in United States dollars for the relevant Interest Period and in the amount of the LIBOR Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Reference Banks by prime banks in any Eurodollar market reasonably selected by the Reference Banks, determined as of 11:00 a.m. London time (or as soon thereafter as practicable), two (2) London banking days prior to the beginning of the relevant Interest Period pertaining to a LIBOR Loan hereunder. In the event one or more of the Reference Banks fail to furnish its quote of any rate required herein, such rate shall be determined on the basis of the quote or quotes of the remaining Reference Bank or Banks.

         "LIBOR Loans" shall mean those loans described in Section 2.1A hereof on which the Borrower shall pay interest at a rate based on LIBOR.

         "LIBOR Margin" shall mean (i) one-half percent (1/2 of 1%) for any day on which Level I Status exists; (ii) one percent (1%) for any day on which Level II Status exists; (iii) one and one-fourth percent (1-1/4%) for any day on which Level III Status exists; and (iv) one and one-half percent (1-1/2%) for any day on which Level IV Status exists.

         "London banking day" shall mean a day on which banks are open for business in London, England, and quoting deposit rates for dollar deposits.

         "Material" shall mean the measure of a matter of significance which shall be determined as being an amount equal to five percent (5%) of Borrower's Consolidated Net Worth.

         "Note" or "Notes " shall mean a note or notes executed and delivered pursuant to Section 2.1A hereof.

         "Plan" shall mean any employee pension benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, established or maintained by Borrower, any Consolidated Subsidiary, or any member of the Controlled Group, or any such Plan to which Borrower, any Consolidated Subsidiary, or any member of the Controlled Group is required to contribute on behalf of any of its employees.

         "Possible Default" shall mean an event, condition or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, any event of default referred to in
Article VIII hereof and which has not been appropriately waived by the Banks in writing or fully corrected prior to becoming an actual event of default.

         "Prime Rate" means that interest rate established from time to time by Agent as Agent's Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent or any Bank for commercial or other extensions of credit.

         "Prime Rate Loan" shall mean those loans described in Section 2.1A hereof on which the Borrower shall pay interest at a rate based on the Prime Rate.

         "Receivable" shall mean a claim for moneys due or to become due, whether classified as a contract right, account, chattel paper, instrument, general intangible or otherwise.

         "Reference Banks" shall mean the Cayman Islands branch office of Society National Bank and the ___________ branch office of National City Bank.

         "Regulatory Change" shall mean, as to any Bank, any change in United States federal, state or foreign laws or regulations or the adoption or making of any interpretations, directives or requests of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental authority charged with the interpretation or administration thereof, excluding, however, any such change which results in an adjustment of the Assessment Rate or the Domestic Reserve Percentage and the effect of which is reflected in a change in the Domestic Base Rate.

         "Related Writing" shall mean any Note, assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Company or any of its officers to the Banks pursuant to or otherwise in connection with this credit agreement.

         "Reportable Event" shall mean a reportable event as that term is defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

         "Reserve Percentage" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of "Eurocurrency Liabilities". The Adjusted LIBOR shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

         "Revolving Credit Note" shall mean a note executed and delivered pursuant to Section 2.1A hereof.

         "Subordinated" as applied to indebtedness, shall mean that the indebtedness has been subordinated (by written terms or agreement being in form and substance satisfactory to the Banks) in favor of the prior payment in full of Borrower's Debt to the Banks.

         "Subsidiary" shall mean an existing or future corporation, the majority of the outstanding capital stock or voting power, or both, of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned at the time in question by Borrower or by another such corporation or by any combination of Borrower and such corporations.

         "Target Company" shall mean any company which is the subject of a Corporate Acquisition.

         Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by generally accepted accounting principles not inconsistent with Borrower's present accounting procedures.

         The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

     ARTICLE II.  AMOUNT AND TERMS OF CREDIT

        SECTION 2.1. AMOUNT AND NATURE OF CREDIT. Subject to the terms and provisions of this credit agreement each Bank will participate to the extent hereinafter provided in making loans to the Borrower in such aggregate amount as the Borrower shall request; provided, however, that in no event shall the aggregate principal amount of all loans outstanding under this credit agreement during the Commitment Period be in excess of Thirty Million Dollars ($30,000,000).

        Each Bank, for itself and not one for any other, agrees to participate in borrowings made hereunder on such basis that (a) immediately after the completion of any borrowing by the Borrower hereunder the aggregate principal amount then outstanding on the Note issued to such Bank shall not be in excess of the amount shown opposite the name of such Bank under the column headed "Maximum Amount" as set forth in Annex A hereto for the Commitment Period and
(b) such aggregate principal amount outstanding on the Note issued to such Bank shall represent that percentage of the aggregate principal amount then outstanding on all Notes (including the Note held by such Bank) which is shown opposite the name of such Bank under the column headed "Percentage" in Annex A hereto.

        Each borrowing from, and reduction of Commitments of, the Banks hereunder shall be made pro rata according to their respective Commitments. The aforementioned loans may be made as revolving credits, as follows:

                 A. Revolving Credit. Subject to the terms and conditions of this credit agreement, during the Commitment Period each Bank will make a loan or loans to the Borrower in such amount or amounts as the Borrower may from
time to time request but not exceeding in aggregate     principal amount at any
one time outstanding hereunder the Commitment of such Bank. The Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow hereunder up to the Commitment by means of any combination of (i) Prime Rate Loans maturing at the end of the Commitment Period drawn down in aggregate amounts of not less than One Hundred Thousand Dollars ($100,000) or any multiple thereof, bearing interest at a rate per annum which shall be the Prime Rate, (ii) LIBOR Loans maturing at the end of the Commitment Period drawn down in aggregate amounts of not less than One Million Dollars ($1,000,000) or any multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, bearing interest at a rate per annum which shall be equal to the sum of the LIBOR Margin for the first day of the applicable Interest Period, plus Adjusted LIBOR, or (iii) Domestic Fixed Rate Loans maturing at the end of the Commitment Period, drawn down in aggregate amounts of not less than One Million Dollars ($1,000,000) or any multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, bearing interest at a rate per annum equal to the applicable Domestic Fixed Rate. The Borrower shall pay interest (based on a year having 365 days, 366 days in any leap year, and calculated for the actual number of days elapsed) on the unpaid principal amount of Prime Rate Loans outstanding from time to time from the date thereof until paid, payable on the last day of each March, June, September and December of each year and at the maturity thereof, commencing September 30, 1993, at a rate per annum which shall be the Prime Rate from time to time in effect. The Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) at a fixed rate for each Interest Period on the unpaid principal amount of LIBOR Loans outstanding from time to time from the date thereof until paid, payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period exceeds three months, the interest must be paid every three months from the beginning of such Interest Period), at the rate per annum equal to the sum of the LIBOR Margin for the first day of such Interest Period, plus Adjusted LIBOR, fixed in advance of each Interest Period as herein provided for each such Interest Period. The Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) at a fixed rate for each Domestic Interest Period on the unpaid principal amount of Domestic Fixed Rate Loans outstanding from time to time from the date thereof until paid, payable on each Interest Adjustment Date with respect to a Domestic Interest Period, at a rate per annum equal to the applicable Domestic Fixed Rate, fixed in advance of each Domestic Interest Period as herein provided for each such Domestic Interest Period; provided that if any portion of any Domestic Fixed Rate Loan shall have a Domestic Interest Period of less than thirty (30) days, such portion shall bear interest during such Domestic Interest Period at the rate per annum which would apply if such portion were a Prime Rate Loan, and, further, provided, that if a Domestic Interest Period exceeds ninety (90) days, the interest must be paid every ninety (90) days commencing ninety (90) days from the beginning of such Domestic Interest Period.

         At the request of the Borrower, provided, no event of default exists hereunder, the Banks shall convert Prime Rate Loans to LIBOR Loans or Domestic Fixed Rate Loans at any time and shall convert LIBOR Loans or Domestic Fixed Rate Loans to any other type of loans permitted by this Paragraph A on any Interest Adjustment Date applicable to the LIBOR Loan or Domestic Fixed Rate Loan, as the case may be, but each request for loans under this Paragraph A must either be for Prime Rate Loans or Domestic Fixed Rate Loans or LIBOR Loans. The obligation of the Borrower to repay the Prime Rate Loans, Domestic Fixed Rate Loans and the LIBOR Loans made by each Bank and to pay interest thereon shall be evidenced by a Revolving Credit Note of the Borrower substantially in the form of Exhibit A hereto, with appropriate insertions, dated the date of this credit agreement and payable to the order of such Bank on the last day of the Commitment Period in the principal amount of its Commitment, or if less, the aggregate unpaid principal amount of revolving credit loans made hereunder by such Bank.

         The principal amount of the Prime Rate Loans, Domestic Fixed Rate Loans and the LIBOR Loans made by each Bank and all prepayments thereof and the applicable dates with respect thereto shall be recorded by such Bank from time to time on the records of the Bank by such method as such Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under such Note. The aggregate unpaid amount of Prime Rate Loans, Domestic Fixed Rate Loans and LIBOR Loans set forth on the records of the Bank shall be rebuttably presumptive evidence of the principal amount owing and unpaid on such Revolving Credit Note. If any Revolving Credit Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision of acceleration of maturity therein contained, the principal thereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be two percent (2%) in excess of the applicable rate in effect from time to time. Subject to the provisions of this credit agreement the Borrower shall be entitled under this Paragraph A to borrow funds, repay the same in whole or in part and reborrow hereunder at any time and from time to time.

                 B. Extension of Revolving Credit. Subject to the terms and conditions of this credit agreement, on or before June 30, 1994 Borrower may request an extension of the term of the Commitment Period for an additional one-year period and may make a similar request on or before each June 30 thereafter (which request shall be evidenced by a writing duly executed and delivered by Borrower to the Agent). If the Banks in their sole discretion grant Borrower such extension(s), the date reflected in the definition of "Commitment Period" shall automatically be changed to the date of such extension. Each such extension shall not be deemed a new Commitment of the Banks nor a new borrowing by Borrower but shall be merely an additional term applicable to the Commitment Period and the obligations of the Borrower hereunder and under the Notes. No such extension shall be effective unless consented to in writing by the Banks.

         SECTION 2.2. CONDITIONS TO LOANS. The obligation of each Bank to make the loans hereunder is conditioned, in the case of each borrowing hereunder, upon (i) receipt by the Agent of same Cleveland banking day's notice (not later than 1:00 p.m.) from the Borrower of the proposed date and aggregate amount of the borrowing of any Prime Rate Loans, one (1) Cleveland banking day's notice (not later than 11:00 a.m. on the date of such notice) from the Borrower of the proposed date, aggregate amount and initial Domestic Interest Period for any Domestic Fixed Rate Loans, and three (3) London banking days' notice (not later than 11:00 a.m. on the date of such notice) from the Borrower of the proposed date, aggregate amount and initial Interest Period of any LIBOR Loans, of which date, amount and initial Interest Period or initial Domestic Interest Period (if applicable) the Agent shall notify each Bank promptly upon the receipt of such notice, and on which date each Bank shall provide the Agent not later than 2:00 p.m. Cleveland time, with the amount in Federal or other immediately available funds, required of it; (ii) the fact that no Possible Default shall then exist or immediately after the loan would exist; (iii) the fact that the representations and warranties contained in
Article VII hereof shall be true and correct in all material respects with the same force and effect as if made on and as of the date of such borrowing except to the extent that any thereof expressly relate to an earlier date; and (iv) with respect to any loan to be used for a Corporate Acquisition, receipt by the Agent, not later than ten (10) days prior to the date of the proposed loan, of the pro forma Consolidated financial statements of Borrower, including but not limited to balance sheets, income statements and cash flow projections (certified as to completeness and accuracy by the chief financial officer of Borrower) reflecting that after giving effect to the proposed Corporate Acquisition, Borrower will be in compliance with all the terms and conditions of this credit agreement. Each borrowing by the Borrower hereunder shall be deemed to be a representation and warranty by the Borrower as of the date of such borrowing as to the facts specified in (ii) and (iii) above.

         SECTION 2.3. PAYMENT ON NOTES, ETC. All payments of principal, interest and commitment fees shall be made to the Agent in immediately
available funds for the account of the Banks, and the   Agent forthwith shall
distribute to each Bank its ratable share of the amount of principal, interest and commitment fees received by it for the account of such Bank. Each Bank shall endorse each Note held by it with appropriate notations evidencing each payment of principal made thereon or shall record such principal payment by such other method as such Bank may generally employ; provided, however, that failure to make any such entry shall in no way add to or detract from Borrower's obligations under each such Note. Whenever any payment to be made hereunder, including without limitation any payment to be made on any Note, shall be stated to be due on a day which is not a Cleveland banking day, such payment shall be made on the next succeeding Cleveland banking day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that with respect to any LIBOR Loan, if the next succeeding Cleveland banking day falls in the succeeding calendar month, such payment shall be made on the preceding Cleveland banking day and the relevant Interest Period shall be adjusted accordingly.

         SECTION 2.4. PREPAYMENT. The Borrower shall have the right at any time or from time to time, upon one (1) Cleveland banking days' prior written notice to the Agent in the case of Prime Rate Loans, without the payment of any premium or penalty, or four (4) London banking days' prior written notice in the case of LIBOR Loans (subject to the payment of a prepayment penalty as hereinafter described in this Section 2.4), to prepay on a pro rata basis, all or any part of the principal amount of the Notes then outstanding as designated by the Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

         Each prepayment of a Prime Rate Loan shall be in the aggregate principal sum of not less than One Hundred Thousand Dollars ($100,000).

         In any case of prepayment of any LIBOR Loans, the Borrower agrees that if Adjusted LIBOR as determined as of 11:00 a.m. London time, two (2) London banking days prior to the date of prepayment of any LIBOR Loans (hereinafter, "Prepayment LIBOR") shall be lower than the last Adjusted LIBOR previously determined for those LIBOR Loans with respect to which prepayment is intended to be made (hereinafter, "Last LIBOR"), then the Borrower shall, upon written notice by the Agent, promptly pay to the Agent, for the account of each of the Banks, in immediately available funds, a prepayment penalty measured by a rate (the "Prepayment Penalty Rate") which shall be equal to the difference between the Last LIBOR and the Prepayment LIBOR. In determining the Prepayment LIBOR, Agent shall apply a rate equal to Adjusted LIBOR for a deposit approximately equal to the amount of such prepayment which would be applicable to an Interest Period commencing on the date of such prepayment and having a duration as nearly equal as practicable to the remaining duration of the actual Interest Period during which such prepayment is to be made. The Prepayment Penalty Rate shall be applied to all or such part of the principal amounts of the Notes as related to the LIBOR Loans to be prepaid, and the prepayment penalty shall be computed for the period commencing with the date on which such prepayment is to be made to that date which coincides with the last day of the Interest Period previously established when the LIBOR Loans, which are to be prepaid, were made.

         Each prepayment of a LIBOR Loan shall be in the aggregate principal sum of not less than One Million Dollars ($1,000,000). In the event the Borrower cancels a proposed LIBOR Loan subsequent to the delivery to the Agent of the notice of the proposed date, aggregate amount and initial Interest Period of such loan, but prior to the draw down of funds thereunder, such cancellation shall be treated as a prepayment subject to the aforementioned prepayment penalty.

         In the event any Domestic Fixed Rate Loan is prepaid, after having first given Agent two (2) Cleveland banking days' prior written notice of such prepayment, the Borrower agrees that if the Domestic Fixed Rate as determined as of 11:00 a.m. Cleveland time, two (2) Cleveland banking days prior to the date of prepayment of any Domestic Fixed Rate Loans (hereinafter, "Prepayment Domestic Fixed Rate") shall be lower than the last Domestic Fixed Rate previously determined for those Domestic Fixed Rate Loans with respect to which prepayment is intended to be made (hereinafter, "Last Domestic Fixed Rate"), then the Borrower shall, upon written notice by the Agent, promptly pay to the Agent, for the account of each of the Banks, in immediately available funds, a prepayment penalty measured by a rate (the "Prepayment Domestic Penalty Rate") which shall be equal to the difference between the Last Domestic Fixed Rate and the Prepayment Domestic Fixed Rate. In determining the Prepayment Domestic Fixed Rate, Agent shall apply the Domestic Fixed Rate which would be applicable to a Domestic Fixed Rate Loan approximately equal to the amount of such prepayment having a Domestic Interest Period commencing on the date of such prepayment and having a duration as nearly equal as practicable to the remaining duration of the actual Domestic Interest Period during which such prepayment is to be made. The Prepayment Domestic Penalty Rate shall be applied to all or such part of the principal amounts of the Notes as related to the Domestic Fixed Rate Loans to be prepaid, and the prepayment penalty shall be computed for the period commencing with the date on which such prepayment is to be made to the date which coincides with the last day of the Domestic Interest Period previously established when the Domestic Fixed Rate Loans, which are to be prepaid, were made.

         In the event the Borrower cancels a proposed Domestic Fixed Rate Loan subsequent to the delivery to the Agent of the notice of the proposed date, aggregate amount and initial Domestic Interest Period of such loan, but prior to the draw down of funds thereunder, such cancellation shall be treated as a prepayment subject to the aforementioned prepayment penalty. Each prepayment of a Domestic Fixed Rate Loan shall be in the aggregate principal sum of not less than One Million Dollars ($1,000,000).

         SECTION 2.5. COMMITMENT FEES; TERMINATION OR REDUCTION OF COMMITMENTS. Borrower agrees to pay to Agent, for the ratable account of each Bank, as a consideration for its Commitment hereunder, a commitment fee calculated at the rate of three-tenths percent (3/10 of 1%) per annum (based on a year having 360 days and calculated for the actual number of days elapsed) from the date hereof to and including the last day of the Commitment Period (as the same may be extended from time to time), on the average daily unborrowed amount of such Bank's Commitment hereunder, payable on September 30, 1993 and quarter-annually thereafter.

         Borrower may at any time or from time to time terminate in whole or ratably in part the Commitments of the Banks hereunder to an amount not less than the aggregate principal amount of the loans then outstanding, by giving Agent not less than two (2) Cleveland banking days' notice, provided that any such partial termination shall be in an aggregate amount for all the Banks of Five Hundred Thousand Dollars ($500,000) or any integral multiple thereof. The Agent shall promptly notify each Bank of its proportionate amount and the date of each such termination. After each such termination, the commitment fees payable hereunder shall be calculated upon the Commitments of the Banks as so reduced. If the Borrower terminates in whole the Commitments of the Banks, on the effective date of such termination (the Borrower having prepaid in full the unpaid principal balance, if any, of the Notes outstanding together with all interest (if any) and commitment fees accrued and unpaid) all of the Notes outstanding shall be delivered to the Agent marked "Cancelled" and redelivered to the Borrower. Any partial reduction in the Commitments of the Banks shall be effective during the remainder of the Commitment Period.

         SECTION 2.6. AGENT'S FEE. Borrower agrees to pay to Agent, for its sole benefit, an annual agent's fee in the amount of Ten Thousand Dollars ($10,000), payable to Agent on April 1 of each year, commencing April 1, 1994.

         ARTICLE III.  ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS

         SECTION 3.1. RESERVES OR DEPOSIT REQUIREMENTS, ETC. If at any time any law, treaty or regulation (including, without limitation, Regulation D of
the Board of    Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question) against assets held by, or deposits in or for the amount of any loans by, any Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining hereunder LIBOR Loans or to reduce the amount of principal or interest received by such Bank with respect to such LIBOR Loans, then upon demand by such Bank the Borrower shall pay to such Bank from time to time on Interest Adjustment Dates with respect to such loans, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming (which assumption such Bank need not corroborate) such additional cost or reduced amount was allocable to such LIBOR Loans. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 3.1, setting forth the calculations therefor, shall be promptly submitted by such Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this credit agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Cleveland banking days' prior written notice to such Bank through the Agent, may prepay the affected LIBOR Loans in full or convert all LIBOR Loans to Prime Rate Loans or Domestic Fixed Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment penalties set forth in Section 2.4 hereof. Each Bank will notify Borrower as promptly as practicable (with a copy thereof delivered to the Agent) of the existence of any event which will likely require the payment by Borrower of any such additional amount under this Section.

         SECTION 3.2. TAX LAW, ETC. In the event that by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, any Bank shall, with respect to this credit agreement or any transaction under this credit agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of such Bank) and if any such measures or any other similar measure shall result in an increase in the cost to such Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or commitment fee receivable by such Bank in respect thereof, then such Bank shall promptly notify the Borrower stating the reasons therefor. The Borrower shall thereafter pay to such Bank upon demand from time to time on Interest Adjustment Dates with respect to such LIBOR Loans, as additional consideration hereunder, such additional amounts as will fully compensate such Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

                    If any Bank receives such additional consideration from the Borrower pursuant to this Section 3.2, such Bank shall use its best efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid and shall reimburse the Borrower to the extent, but only to the extent, that such Bank shall receive a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Bank. If, at the time any audit of such Bank's income tax return is completed, such Bank determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to the Borrower as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to the Borrower as aforesaid, the Borrower, upon demand of such Bank, will promptly pay to such Bank the amount so refunded to which such Bank was not so entitled, or the amount by which the net income taxes of such Bank were not so reduced, as the case may be.

         Notwithstanding any other provision of this credit agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Cleveland banking days' prior written notice to such Bank through the Agent, may prepay the affected LIBOR Loans in full or convert all LIBOR Loans to Prime Rate Loans or Domestic Fixed Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment penalties set forth in Section
2.4 hereof.

         SECTION 3.3. EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In respect of any LIBOR Loans, in the event that the Agent shall have determined that dollar deposits of the relevant amount for the relevant Interest Period for such LIBOR Loans are not available to the Reference Banks in the applicable Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate applicable to such Interest Period, as the case may be, the Agent shall promptly give notice of such determination to the Borrower and (i) any notice of new LIBOR Loans (or conversion of existing loans to LIBOR Loans) previously given by the Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make Prime Rate Loans, and (ii) the Borrower shall be obligated either to prepay or to convert any outstanding LIBOR Loans on the last day of the then current Interest Period or Periods with respect thereto.

         SECTION 3.4. INDEMNITY. Without prejudice to any other provisions of this Article III, the Borrower hereby agrees to indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of any default by the Borrower in payment when due of any amount due hereunder in respect of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

         SECTION 3.5. CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL. If at any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Bank to fund any LIBOR Loans which it is committed to make hereunder with moneys obtained in the Eurodollar market, the Commitment of such Bank to fund LIBOR Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to the Borrower and the Agent declare that its Commitment with respect to such loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify the Borrower and the Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the applicable Eurodollar market of any LIBOR Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Borrower, the Agent and the other Banks thereof in writing stating the reasons therefor, and the Borrower shall, on the earlier of (i) the last day of the then current Interest Period or (ii) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert all LIBOR Loans to Prime Rate Loans or Domestic Fixed Rate Loans or prepay all LIBOR Loans to the

Banks in full. Any such prepayment or conversion shall be subject to the prepayment penalties prescribed in Section 2.4 hereof.

         SECTION 3.6. FUNDING. Each Bank may, but shall not be required to, make LIBOR Loans hereunder with funds obtained outside the United States.

                 ARTICLE IV.  ADDITIONAL PROVISIONS RELATING TO
                            DOMESTIC FIXED RATE LOANS

         SECTION 4.1.  INCREASED COST. If, as a result of any Regulatory
Change:

         (a) the basis of taxation of payments to any Bank of the principal of or interest on any Domestic Fixed Rate Loan or any other amounts payable under this credit agreement in respect thereof (other than taxes imposed on the total net income of such Bank ) is changed; or

         (b) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or liabilities of, any Bank are imposed, modified or deemed applicable; or

         (c) any other condition affecting this credit agreement or any of the Domestic Fixed Rate Loans is imposed on any Bank;

and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining any of the Domestic Fixed Rate Loans is increased, or any amount received by such Bank hereunder in respect of any such loans is reduced (such increase in cost and reductions in amounts receivable being herein called "Increased Costs"), then the Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank for such Increased Costs (such demand to be accompanied by a statement setting forth the basis for the calculation thereof). Determinations by such Bank for purposes of this Section of the effect of any Regulatory Change on its costs of making or maintaining Domestic Fixed Rate Loans or on amounts receivable by it in respect of such Domestic Fixed Rate Loans, and of the additional amounts required to compensate such Bank in respect of any Increased Cost shall be conclusive in the absence of manifest error. Notwithstanding any other provision of this credit agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Cleveland banking days' prior written notice to such Bank through the Agent, may prepay the affected Domestic Fixed Rate Loans in full or convert all Domestic Fixed Rate Loans to Prime Rate Loans or LIBOR Loans regardless of the Domestic Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment penalty set forth in Section 2.4 hereof. Each Bank will notify Borrower as promptly as practicable (with a copy thereof delivered to the Agent) of the existence of any event which will likely require the payment by Borrower of any such additional amounts under this Section.

         SECTION 4.2. QUOTED RATES. Anything herein to the contrary notwithstanding, if on or before the first day of the applicable Domestic Interest Period for any Domestic Fixed

Rate Loan (i) the Agent determines that for any reason whatsoever, dealers of recognized standing are not providing quotes for certificates of deposit (in the applicable amounts) of each C/D Reference Bank for a period of time comparable to the applicable Domestic Interest Period or (ii) the Agent shall determine that the rates quoted by such dealers for purposes of computing the rate of interest on Domestic Fixed Rate Loans for the applicable Domestic Interest Period do not accurately reflect the cost to the Banks of making or maintaining such Domestic Fixed Rate Loans for such period, then the Agent shall give the Borrower prompt notice thereof, and so long as such failure to quote such rates continues and/or rates fail to accurately reflect costs to the Banks as aforesaid, the Banks shall be under no obligation to make Domestic Fixed Rate Loans or to convert Prime Rate Loans or LIBOR Loans into Domestic Fixed Rate Loans under this credit agreement and the Borrower shall not be entitled to obtain any Domestic Fixed Rate Loans hereunder until the Agent has notified the Borrower that the conditions giving rise to the operation of this Section no longer exist.

         SECTION 4.3. CHANGE OF LAW. Notwithstanding any other provision in this credit agreement, in the event that any Regulatory Change shall make it unlawful for any Bank to fund any Domestic Fixed Rate Loans, the Commitment of such Bank to fund Domestic Fixed Rate Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to the Borrower and the Agent declare that its Commitment with respect to such loans has been so suspended and, if and when such illegality ceases to exist, such suspensions shall cease and such Bank shall similarly notify the Borrower and the Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding of Domestic Fixed Rate Loans, such Bank shall, upon the happening of such event, notify the Borrower, the Agent and the other Banks thereof in writing stating the reasons therefor, and the Borrower shall, on the earlier of (i) the last day of the then current Domestic Interest Period or (ii) if required by such Regulatory Change, on such date as shall be specified on such notice, either convert all Domestic Fixed Rate Loans to Prime Rate Loans or LIBOR Loans or prepay all Domestic Fixed Rate Loans to the Banks in full. Any such prepayment or conversion shall be subject to the prepayment penalties prescribed in Section
2.4 hereof.

         ARTICLE V.  OPENING COVENANTS

         Prior to or concurrently with the execution and delivery of this credit agreement, Borrower shall furnish to each Bank the following:

         SECTION 5.1. RESOLUTIONS. Certified copies of the resolutions of the board of directors of Borrower evidencing approval of the execution of this credit agreement and the execution and delivery of the Notes as provided for herein.

         SECTION 5.2. LEGAL OPINION. A favorable opinion of counsel for Borrower as to the matters referred to in Sections 7.1, 7.2, 7.3 and 7.4 of this credit agreement and such other matters as Agent and the Banks may reasonably request.

         SECTION 5.3. CERTIFICATE OF INCUMBENCY. A certificate of the secretary or assistant secretary of Borrower certifying the names of the officers of Borrower authorized to sign this credit agreement, and the Notes, together with the true signatures of such officers.

         SECTION 5.4. GUARANTY OF PAYMENT. The Guaranty of Payment duly executed by the presently existing Consolidated Subsidiaries, which Guaranty of Payment shall be substantially in the form of Exhibit C attached hereto, with the blanks appropriately filled.

         SECTION 5.5. RESOLUTIONS OF CONSOLIDATED SUBSIDIARIES. Certified copies of the resolutions of the Board of Directors of each Consolidated Subsidiary evidencing approval of the execution of the Guaranty of Payment by each such Consolidated Subsidiary, together with a certificate of the secretary or assistant secretary of each such Consolidated Subsidiary certifying the names of the officers of such Subsidiary authorized to sign the Guaranty of Payment, together with the true signatures of such officers.

                 ARTICLE VI.  COVENANTS

         Borrower agrees that so long as the Commitments remain in effect and thereafter until the principal of and interest on all Notes and all other payments due hereunder shall have been paid in full, Borrower will perform and observe and will cause each Consolidated Subsidiary to perform and observe, all of the following provisions that are on their respective parts to be complied with, namely:

         SECTION 6.1.  INSURANCE.   Borrower and its Consolidated Subsidiaries
will (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated, and
(b) forthwith upon any Bank's written request, furnish to such Bank such information about any such company's insurance as that Bank may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Bank and certified by an officer of such company.

         SECTION 6.2. MONEY OBLIGATIONS. Borrower and each Consolidated Subsidiary will pay when due all taxes, and assessment for which they may be or become liable except only those so long as and to the extent that the same is contested in good faith by appropriate and timely proceedings.

         SECTION 6.3.  FINANCIAL STATEMENTS. Borrower will furnish to each Bank

         (a) within sixty (60) days after the end of each of the first three quarter-annual periods of each of its fiscal year (and, in any event, in each case as soon as prepared), balance sheets of Borrower and its Consolidated Subsidiaries as at the end of that period and their profit and loss statements and reconciliations of surplus for that period, all prepared on a Consolidated basis and in form and detail satisfactory to the Banks and certified by a financial officer of Borrower;

         (b) within ninety (90) days after the end of each of its fiscal years (and, in any event, in each case and as soon as available), a complete annual audit report of Borrower and its Consolidated Subsidiaries for that year prepared on a Consolidated basis and in form and detail of Borrower's February 28, 1993 annual report (or in other form and detail satisfactory to the Banks) and certified by KPMG Peat Marwick or another independent public accountant satisfactory to the Banks, together with a certificate by the accountant setting forth the Possible Defaults coming to its attention during the course of its audit or, if none, a statement to that effect;

         (c) within sixty (60) days of the closing date of a Corporate Acquisition, Consolidated balance sheets of Borrower and the Target Company as of the date of the Corporate Acquisition and Consolidated profit and loss statements and reconciliations of surplus as of that date, all prepared on a Consolidated basis and in form and detail satisfactory to the Banks and certified by a financial officer of Borrower;

         (d) as soon as available, copies of all notices, reports, definitive proxy statements and other similar documents sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they may be issued, to any securities exchange or to the Securities and Exchange Commission or any similar federal agency having regulatory jurisdiction over the issuance of Borrower's securities; and

         (e) forthwith upon any Bank's written request, such other information about the financial condition, properties and operations of Borrower or any of its Consolidated Subsidiaries as such Bank may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to such Bank and certified by an officer of the company or companies in question.

         SECTION 6.4. FINANCIAL RECORDS. Borrower and each Consolidated Subsidiary will at all times maintain true and complete records and books of account including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with generally accepted accounting principles consistently applied, and at all reasonable times permit the Banks to examine that company's books and records and to make excerpts therefrom and transcripts thereof.

         SECTION 6.5. FRANCHISES. Borrower and each Consolidated Subsidiary will preserve and maintain at all times its existence, rights and franchises; provided, that this Section shall not prevent (i) any Company (other than Borrower) from failing to preserve or maintain its corporate existence or prevent any Company (other than Borrower) from failing to preserve or maintain its rights or franchise so long as such failure shall not result in any Material adverse change in Borrower's financial condition, properties or business, (ii) any Subsidiary from merging with any Company so long as such merger shall not result in any Material adverse change in Borrower's financial condition, properties or business, or (iii) any merger, consolidation or transfer permitted by Section 6.11 hereof.

         SECTION 6.6. ERISA COMPLIANCE. Neither Borrower nor any Consolidated Subsidiary will incur any Material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder, or any Material liability to the Pension Benefit Guaranty Corporation, established thereunder in connection with any Plan. Borrower will furnish to the Banks (i) as soon as possible and in any event within thirty (30) days after Borrower or such Consolidated Subsidiary knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of Borrower or such Consolidated Subsidiary setting forth details as to such Reportable Event and the action which Borrower or such Consolidated Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to Borrower or such Consolidated Subsidiary,
(ii) promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each Plan established or maintained by Borrower or such Consolidated Subsidiary for each plan year, including (x) where required by law, a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by KPMG Peat Marwick, or another independent public accountant satisfactory to the Banks and
(y) an actuarial statement of such Plan applicable to such plan year, certified by William M. Mercer, Inc. or an enrolled actuary of recognized standing acceptable to the Banks, and (iii) promptly after receipt thereof a copy of any notice Borrower or such Consolidated Subsidiary, or any member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by Borrower or such Consolidated Subsidiary; provided, that this latter clause shall not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service. Borrower will promptly notify the Banks of any taxes assessed, proposed to be assessed or which Borrower has reason to believe may be assessed against Borrower by the Internal Revenue Service with respect to any Plan.

         SECTION 6.7. BORROWINGS. Borrower will not create, incur or have outstanding or permit any Consolidated Subsidiary to create, incur or have outstanding any obligation for borrowed money or any Funded Indebtedness of any kind; provided, that this Section shall not apply to (i) the loans evidenced by the Notes issued pursuant to this credit agreement; or (ii) any loan obtained by Borrower and Subordinated in favor of Borrower's Debt to the Banks pursuant to a subordination agreement being in such form and substances as Banks may require.

         SECTION 6.8. LIENS. Borrower will not and will not permit any Consolidated Subsidiary to (a) acquire any property subject to any inventory consignment, lease, land contract or other title retention contract, (b) sell or otherwise transfer any Receivables, whether with or without recourse, or (c) suffer or permit any property now owned or hereafter acquired to be or become encumbered by any mortgage, security interest, financing statement or lien of any kind or nature; provided, that this Section shall not apply to the following:

         (i) liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings;

         (ii) other liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

         (iii) liens existing on either real or personal property at the time such property is acquired by Borrower or a Consolidated Subsidiary through a Corporate Acquisition; provided, that any such lien (a) secures obligations incurred pursuant to an industrial revenue bond financing, or (b) encumbers property other than Receivables or inventory;

         (iv) any transfer of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business;

         (v) any financing statement perfecting only a security interest permitted by clauses (iii) and (viii) of this Section;

         (vi) easements, restrictions, minor title irregularities and similar matters having no adverse effect as a practical matter on the ownership or use of any of Borrower's or a Consolidated Subsidiary's real property;

         (vii) any acquisition of property subject to any inventory consignment, lease, land contract or other title retention contract, the fair market value of which is not Material when aggregated with the fair market value of all other property subject to any inventory consignment, lease, land contract or other title retention contract acquired by any Company; or

         (viii) any mortgage, security interest or lien securing only indebtedness incurred to the Banks hereunder.

         SECTION 6.9. REGULATIONS U AND X. Borrower will not nor will it permit any Subsidiary to take any action that would result in any non-compliance of the loans made hereunder with Regulations U or X of the Board of Governors of the Federal Reserve System.

         SECTION 6.10. LOANS, ADVANCES AND INVESTMENTS. Borrower will not make or permit to remain outstanding or permit any Consolidated Subsidiary to make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any person or entity, or be or become a Guarantor of any kind except that the Borrower or any Consolidated Subsidiary may

         (i) own, purchase or acquire all of the outstanding stock, obligations or securities of a Consolidated Subsidiary or of a Target Company which immediately after such purchase or acquisition will be a Consolidated Subsidiary or will become a division of Borrower pursuant to Section 6.14 hereof;

         (ii) make any advance or loan obtained by any Subsidiary from Borrower or from another Subsidiary;

         (iii) make advances and loans to employees of the Companies so long as the amount of such advances and loans at any one time outstanding for all the Companies shall not exceed $500,000 in the aggregate and $200,000 to any one officer or employee;

         (iv) make advances, commissions and loans to customers and suppliers so long as the aggregate unpaid principal balance of all such advances, commissions and loans outstanding at any one time does not exceed the sum of $50,000;

         (v) make any investment in banker's acceptances and/or treasury bills sold by any financial institution having a capitalization of at least $100,000,000, accompanied by an agreement for repurchase on behalf of such financial institution;

         (vi)    make any investment in commercial paper maturing within one
         (1) year which at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody's Investors Service, Inc. or Standard & Poor's Corporation and/or time deposits maturing within one (1) year in any Canadian or other off-shore bank having a capitalization of at least $100,000,000;

         (vii) make any investment in short-term non-voting securities for investment portfolio purposes ("short-term securities") and any other stocks, bonds or securities of any kind not otherwise permitted by this Section;provided, that the aggregate amount of all such investments does not exceed $8,000,000, and further provided, that the aggregate amount of investments other than investments in short-term securities does not exceed the greater of $4,000,000 or 10% of Consolidated Net Worth;

         (viii) make any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business;

         (ix) make any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank of the Federal Reserve System;

         (x) guarantee the obligations of Borrower or a Consolidated Subsidiary or an entity which immediately upon consummation of the transaction involving the aforesaid guaranty will become a Consolidated Subsidiary, if the obligation being guaranteed is an obligation permitted to be incurred by Borrower under this credit agreement and no

         Possible Default exists hereunder nor would any begin to exist immediately after the execution and delivery of the guaranty; or

         (xi) execute and deliver to Agent on behalf of the Banks a Guaranty of Payment.

         SECTION 6.11. MERGER AND PURCHASE AND SALE OF ASSETS. Neither Borrower nor any Consolidated Subsidiary will (a) be a party to any consolidation or merger or (b) purchase all or a substantial part of the assets of any corporation or other business enterprise, or (c) lease, sell or otherwise transfer any assets (other than such chattels, if any, as may have become obsolete or no longer useful in the continuance of its present business) except in the normal course of its present business, except that this Section shall not apply to the following:

         (i) any merger of a Consolidated Subsidiary into Borrower or to Borrower's acquisition of any or all of the assets of a Consolidated Subsidiary if no Possible Default shall then exist or immediately thereafter will begin to exist;

         (ii) any merger or acquisition which does not result in a violation of the provisions of Section 6.14 hereof; or

         (iii) any merger of a Target Company into a Consolidated Subsidiary or a Consolidated Subsidiary into a Target Company (provided that the surviving corporation is a Consolidated Subsidiary), provided that such merger is permitted by clause (ii) of this Section.

         SECTION 6.12. DIVIDENDS. Neither Borrower nor any Consolidated Subsidiary will pay or commit itself to pay any Capital Distributions at any time except as follows: So long as no Possible Default shall have occurred,
(i) Borrower may purchase its own stock worth up to $500,000 during each fiscal year, and (ii) the Companies may otherwise pay Capital Distributions during each fiscal year of Borrower in an amount not to exceed fifty percent (50%) of an amount equal to the aggregate of Borrower's Consolidated Net Income from Borrower's current quarter-annual period and the immediately preceding eleven
(11) quarter-annual periods of Borrower divided by three (3) (on a non-cumulative basis).

         SECTION 6.13. NOTICE. Borrower will cause its treasurer, or in his absence another officer designated by the treasurer, to promptly notify the Banks whenever any Possible Default may occur hereunder or any other representation or warranty made in Article VII hereof or elsewhere in this credit agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

         SECTION 6.14. ACQUISITIONS. Borrower may use the proceeds of any loan obtained hereunder to make a Corporate Acquisition so long as Borrower complies with the following conditions:

         (i) It furnishes to each of the Banks the pro forma financial statements required by clause (iv) of Section 2.1B hereof.

         (ii) The Target Company becomes a Consolidated Subsidiary or is merged into the Borrower and becomes a division thereof.

         (iii) If the Target Company becomes a Consolidated Subsidiary, such Consolidated Subsidiary becomes a Guarantor of Payment by executing a Guaranty of Payment substantially in the form of Exhibit B hereto, with appropriate insertions.

         (iv) No Possible Default shall then exist or immediately thereafter will begin to exist.

         SECTION 6.15. FUNDED DEBT-TO-WORTH RATIO. Borrower will not suffer or permit the ratio of its Consolidated Funded Indebtedness to its Consolidated Net Worth at any time to exceed 1.25 to 1.00.

         SECTION 6.16. CONSOLIDATED NET WORTH. Borrower will not suffer or permit its Consolidated Net Worth at any time to fall below an amount equal to the aggregate of (i) Thirty-Eight Million Dollars ($38,000,000), plus
(ii) fifty percent (50%) of Borrower's cumulative Consolidated Net Income after February 28, 1993, minus (iii) the aggregate amount of any intangibles created as the result of a Corporate Acquisition (determined on a cumulative basis) after the date of this credit agreement.

         SECTION 6.17. WORKING CAPITAL. Borrower will maintain at all times a ratio of Current Assets to Current Liabilities of no less than 2.00 to 1.00.

         SECTION 6.18. INTEREST COVERAGE RATIO. Borrower shall maintain at all times a ratio of (a) (i) Consolidated Net Income, plus (ii) its Consolidated taxes including, but not limited to, Consolidated taxes on Consolidated Net Income or based on Consolidated Net Income and the amount of any deferred Consolidated taxes, plus (iii) all interest on all Consolidated indebtedness of the Companies (including Subordinated indebtedness) accrued during the period in question to (b) all interest on all Consolidated indebtedness of the Companies (including Subordinated indebtedness) accrued during the period in question, of no less than 3.00 to 1.00 until February 28, 1997 and 3.50 to 1.00 thereafter, based upon Borrower's Consolidated financial statements for the most recent calendar quarter and the previous three (3) calendar quarters.

         SECTION 6.19. ENVIRONMENTAL COMPLIANCE. Borrower and each Subsidiary will comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Each Company will furnish to the Banks promptly after receipt thereof a copy of any notice such Company may receive from any governmental authority, private person or entity or otherwise that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against any such Company, any real property in which any such Company holds any interest or any past or present operation of any such Company. Neither Borrower nor any Subsidiary will allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this subsection "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. Each Company shall defend, indemnify and hold the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law.

        SECTION 6.20. PLAN. Neither Borrower nor any Consolidated Subsidiary will suffer or permit any Plan to be amended if, as a result of such amendment, the current liability under the Plan is increased to such an extent that security is required pursuant to section 307 of the Employee Retirement Income Security Act of 1974, as amended from time to time. As used herein, "current liability" means current liability as defined in section 307 of such Act.

               ARTICLE VII.  WARRANTIES

         Subject only to such exceptions, if any, as may be fully disclosed in an officer's certificate or written opinion of counsel furnished by Borrower to each Bank prior to the execution and delivery hereof, Borrower represents and warrants as follows:

        SECTION 7.1. EXISTENCE. Borrower is a duly organized and validly existing Ohio corporation and is in good standing in the office of Ohio's Secretary of State. Each Consolidated Subsidiary is a duly organized and validly existing corporation and is in good standing in the sate in which it is incorporated. Borrower and each Consolidated Subsidiary are duly qualified and authorized to do business where it owns substantial property or transactions substantial business.

        SECTION 7.2. RIGHT TO ACT. No registration with or approval of any governmental agency of any kind is required for the due execution and delivery or for the enforceability of this credit agreement and any Note issued pursuant to this credit agreement. Borrower has legal power and right to execute and deliver this credit agreement and any Note issued pursuant to this credit agreement and to perform and observe the provisions of this credit agreement and any Note issued pursuant hereto. By executing and delivering this credit agreement and any Note issued pursuant to this credit agreement and by performing and observing the provisions of this credit agreement and any Note issued pursuant hereto, Borrower will not violate any existing provision of its articles of incorporation, code of regulations or by-laws or any applicable law or violate or otherwise become in default under any existing contract or other obligation binding upon Borrower. The officers executing and delivering this credit agreement on behalf of Borrower have been duly authorized to do so, and this credit agreement and any Note, when executed, are legally binding upon Borrower in every respect, enforceable in accordance with their terms.

        SECTION 7.3. LITIGATION AND LIENS. No litigation or proceeding is pending or threatened which in the opinion of Borrower's counsel might, if successful, adversely affect any Company to a substantial extent. The Internal Revenue Service has not alleged any material default by any Company in the payment of any tax or threatened to make any material assessment in respect thereof.

        SECTION 7.4. GUARANTIES OF CONSOLIDATED SUBSIDIARIES. Each Consolidated Subsidiary has the legal power and right to execute and deliver the Guaranty of Payment executed by it pursuant to this credit agreement and to perform and observe the provisions thereof. By executing and delivering such Guaranty of Payment and by performing and observing the provisions thereof, such Consolidated Subsidiary will not violate any existing provision of its articles of incorporation, code of regulations or by-laws or any applicable law or violate or otherwise become in default under any existing contract or other obligation binding upon such Consolidated Subsidiary. The officers executing and delivering such Guaranty of Payment on behalf of such Consolidated Subsidiary have been duly authorized to do so, and such Guaranty of Payment, when executed, shall be legally binding upon such Consolidated Subsidiary in every respect, enforceable in accordance with its terms.

        SECTION 7.5. ERISA COMPLIANCE. Neither Borrower nor any Consolidated Subsidiary has incurred any Material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder. No Reportable Event has occurred with respect to any Plan. The Pension Benefit Guaranty Corporation, established thereunder has not asserted that Borrower or any Consolidated Subsidiary has incurred any Material liability in connection with any Plan. No lien has been attached and no person has threatened to attach a lien on any property of Borrower or any Consolidated Subsidiary as a result of Borrower's or any Consolidated Subsidiary's failing to comply with such act or regulation.

        SECTION 7.6. ENVIRONMENTAL LAWS. Borrower and each of its Subsidiaries is, to the best of Borrower's knowledge after due diligence, in compliance in all material respects with all applicable Environmental Laws (other than laws and regulations the validity or applicability of which is being contested by Borrower in good faith by appropriate proceedings diligently prosecuted) in all jurisdictions where Borrower or any of its Subsidiaries is presently doing business.

        SECTION 7.7. SOLVENCY. Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Banks. Neither Borrower nor any Consolidated Subsidiary is insolvent as defined in any applicable state or federal statute, nor will Borrower or any Consolidated Subsidiary be rendered insolvent by the execution and delivery of this credit agreement of any Note to the Banks. Neither Borrower nor any Consolidated Subsidiary is engaged or is about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to the Banks incurred hereunder. Neither Borrower nor any Consolidated Subsidiary intends to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

        SECTION 7.8. FINANCIAL STATEMENTS. Borrower's and its Consolidated Subsidiaries' Consolidated financial statements dated February 28, 1993, heretofore furnished to each Bank, are true and complete, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used by Borrower and its Consolidated Subsidiaries during Borrower's immediately preceding full fiscal year and fairly present Borrower's and its Consolidated Subsidiaries' financial condition as of that date and the results of their operations for the fiscal year then ending. Since that date there has been no Material adverse change in Borrower's and its Consolidated Subsidiaries' financial condition, properties or business nor any change in their accounting procedures.

        SECTION 7.9. ACTUARIAL VALUATION REPORTS. To the best of Borrower's knowledge, the actuarial valuation reports prepared and certified by the actuaries and employee benefit consultants of Borrower and its Consolidated Subsidiaries, with respect to each Plan as of the end of the Borrower's preceding fiscal year, copies of which actuarial valuation reports have been furnished to the Banks, fairly present the actuarial condition of each Plan as of the end of Borrower's preceding fiscal year and the annual contribution requirements for the year in which this credit agreement is executed.

        SECTION 7.10. REGULATIONS. Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any loans hereunder (or any conversion thereof) nor the use of the proceeds of such loans will violate, or be inconsistent with, the provisions of Regulation U or X of said Board of Governors.

        SECTION 7.11. DEFAULTS. No Possible Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

       ARTICLE VIII.  EVENTS OF DEFAULT

         Each of the following shall constitute an event of default hereunder:

        SECTION 8.1. PAYMENTS. If the principal of or interest on any Note or any commitment fee shall not be paid in full punctually when due and payable and shall remain unpaid for a period of five (5) consecutive days after the giving of written notice thereof to Borrower.

        SECTION 8.2. COVENANTS. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 hereof) contained or referred to in this credit agreement or any Related Writing that is on such

Company's part to be complied with, and that Possible Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by Agent or any Bank that the specified Possible Default is to be remedied.

         SECTION 8.3. WARRANTIES. If any representation, warranty or statement made in or pursuant to this credit agreement or any Related
Writing or any other material information furnished by any Company to the Banks or any thereof or any other holder of any Note, shall be false or erroneous in any material respect.

         SECTION 8.4. CROSS DEFAULT. If Borrower fails to notify the Agent within ten (10) days after Borrower or any of its Consolidated Subsidiaries default in the payment of principal or interest due and owing upon any other obligation for borrowed money aggregating for any fiscal year in excess of One Hundred Thousand Dollars ($100,000) beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity.

         SECTION 8.5. TERMINATION OF PLAN. If (a) any Reportable Event occurs and the Banks, in their sole determination, deem such Reportable Event to constitute grounds (i) for the termination of any Plan by the Pension Benefit Guaranty Corporation or (ii) for the appointment by the appropriate United States district court of a trustee to administer any Plan and such Reportable Event shall not have been fully corrected or remedied to the full satisfaction of the Banks within thirty (30) days after giving of written notice of such determination to Borrower by the Banks or (b) any Plan shall be terminated within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended, or (c) a trustee shall be appointed by the appropriate United States district court to administer any Plan, or (d) the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan.

         SECTION 8.6. SOLVENCY. If Borrower or a Consolidated Subsidiary representing in excess of ten percent (10%) of total consolidated assets of Borrower and its Consolidated Subsidiaries shall (a) discontinue business, (except as the result of a merger into, or a transfer of its assets and business to, Borrower or another Consolidated Subsidiary or the sale of the stock or assets of any Consolidated Subsidiary), or (b) generally not pay its debts as such debts become due, or (c) make a general assignment for the benefit of creditors, or (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of itself or all or a substantial part of its assets, or (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of itself or of all or a substantial part of its assets, or (h) take or omit to take any other action in order thereby to effect any of the foregoing.

     ARTICLE IX.  REMEDIES UPON DEFAULT

         Notwithstanding any contrary provision or inference herein or elsewhere,

        SECTION 9.1.  OPTIONAL DEFAULTS. If any event of default referred to in
Section 8.1, 8.2., 8.3, 8.4 or 8.5 hereof shall occur, the holders of any of the Commitments or, if there is any borrowing hereunder, the holders of any of the Notes shall have the right in their discretion, by directing the Agent, on behalf of the Banks, to give written notice to Borrower, to

         (a) terminate the Commitments and the credits hereby established, if not theretofore terminated, and forthwith upon such election the obligations of Banks, and each thereof, to make any further loan or loans hereunder immediately shall be terminated, and/or

         (b) accelerate the maturity of all of Borrower's Debt to the Banks (if it be not already due and payable), whereupon all of Borrower's Debt to the Banks shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

        SECTION 9.2. AUTOMATIC DEFAULTS. If any event of default referred to in Section 8.6 hereof shall occur,

         (a) all of the Commitments and the credits hereby established shall automatically and forthwith terminate, if not theretofore terminated, and no Bank thereafter shall be under any obligation to grant any further loan or loans hereunder, and

         (b) the principal of and interest on any Notes, then outstanding, and all of Borrower's Debt to the Banks shall thereupon become and thereafter be immediately due and payable in full (if it be not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

        SECTION 9.3. OFFSETS. If there shall occur or exist any Possible Default referred to in Section 8.6 hereof or if the maturity of the Notes is accelerated pursuant to Section 9.1 or 9.2 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to
Section 9.4 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of Borrower, all without notice to or demand upon Borrower or any other person, all such notices and demands being hereby expressly waived by Borrower.

        SECTION 9.4. EQUALIZATION PROVISION. Each Bank agrees with the other Banks that if it at any time shall obtain any Advantage over the other Banks in respect of Borrower's Debt to the Banks (except under Article III or Article IV hereof), it will purchase from the other Banks, for cash and at par, such additional participation in Borrower's Debt to the Banks as shall be necessary to nullify the Advantage. If any said Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank further agrees with the other Banks that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Bank by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all indebtedness owing by Borrower to that Bank pursuant to this credit agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.4) until Borrower's Debt has been paid in full. Borrower agrees that any Bank so purchasing a participation from the other Banks pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were a direct creditor of Borrower in the amount of such participation.

                  ARTICLE X.  THE AGENT

         The Banks authorize Society National Bank and Society National Bank hereby agrees to act as Agent for the Banks in respect of this credit agreement upon the terms and conditions set forth elsewhere in this credit agreement, and upon the following terms and conditions:

        SECTION 10.1. APPOINTMENT AND AUTHORIZATION. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers hereunder as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

        SECTION 10.2. NOTE HOLDERS. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to the Agent.

        SECTION 10.3. CONSULTATION WITH COUNSEL. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

        SECTION 10.4. DOCUMENTS. The Agent shall not be under a duty to examine into or pass upon the validity, effectiveness, genuineness or value of this credit agreement, the

Notes, any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

        SECTION 10.5. AGENT AND AFFILIATES. With respect to the loans made hereunder, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower.

        SECTION 10.6. KNOWLEDGE OF DEFAULT. It is expressly understood and agreed that the Agent shall be entitled to assume that no Possible Default has occurred and is continuing, unless the Agent has been notified by a Bank in writing that such Bank considers that a Possible Default has occurred and is continuing and specifying the nature thereof.

        SECTION 10.7. ACTION BY AGENT. So long as the Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Possible Default shall have occurred and be continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this credit agreement. The Agent shall incur no liability under or in respect of this credit agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

        SECTION 10.8. NOTICES, DEFAULT, ETC. In the event that the Agent shall have acquired actual knowledge of any Possible Default, the Agent shall promptly notify the Banks and will take such action and assert such rights under this credit agreement as the holders of any of the Commitments, or if there is any borrowing hereunder, the holders of any of the Notes shall direct and the Agent shall inform the other Banks in writing of the action taken. The Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

        SECTION 10.9. INDEMNIFICATION. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower) ratably according to the respective principal amounts of their Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in its capacity as agent in any way relating to or arising out of this credit agreement or any action taken or omitted by the Agent with respect to this credit agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence, willful misconduct or from any action taken or omitted by the Agent in any capacity other than as agent under this credit agreement.

                          ARTICLE XI.  MISCELLANEOUS

        SECTION 11.1. BANKS' INDEPENDENT INVESTIGATION. Each Bank by its signature to this credit agreement acknowledges and agrees that the Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of Borrower or any Subsidiary or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of Borrower and any Subsidiary in connection with the extension of credit hereunder, and agrees that the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the first loans or at any time or times thereafter.

        SECTION 11.2. NO WAIVER; CUMULATIVE REMEDIES. No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

        SECTION 11.3. AMENDMENTS, CONSENTS. No amendment, modification, termination, or waiver of any provision of this credit agreement or of the Notes, nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the holders of fifty-one percent (51%) (by amount) of Borrower's Debt to the Banks or if there is no borrowing hereunder, fifty-one percent (51%) (by amount) of the Commitments and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Unanimous consent of the Commitments, or if there is any borrowing hereunder, the holders of one hundred per cent (100%) (by amount) of the Notes shall be required with respect to (i) the extension of maturity of the Notes, or the payment date of interest thereunder, (ii) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or in the manner of pro rata application of any payments made by Borrower to the Banks hereunder, or (iii) any change in any percentage voting requirement in this credit agreement. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Borrower to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this section, regardless of its failure to agree thereto.

        SECTION 11.4. NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this credit agreement, with a copy of any such communication to Berick, Pearlman & Mills Co., L.P.A., 1350 Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2569, attn: Samuel S. Pearlman, Esq., if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified on the signature pages of this credit agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail or delivered to a telegraph company, addressed as aforesaid, except that notices from Borrower to Agent or the Banks pursuant to any of the provisions hereof shall not be effective until received by Agent or the Banks.

        SECTION 11.5. COSTS, EXPENSES AND TAXES. Borrower agrees to pay on demand all costs and expenses of the Banks and Agent, any expenses incurred in connection with the preparation of this credit agreement and any Related Writings, including (i) administration and out-of-pocket expenses of Agent in connection with the administration of this credit agreement, the Notes, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (ii) extraordinary expenses of Agent or the Banks in connection with the administration of this credit agreement, the Notes and the other instruments and documents to be delivered hereunder,
(iii) the reasonable fees and out-of-pocket expenses of special counsel for the Banks, with respect thereto and of local counsel, if any, who may be retained by said special counsel with respect thereto, and (iv) all costs and expenses, including reasonable attorney's fees, in connection with the restructuring or enforcement of this credit agreement or any Related Writing. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of this credit agreement or the Notes, and the other instruments and documents to be delivered hereunder, and agrees to save Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

        SECTION 11.6. CAPITAL ADEQUACY. If any Bank shall have determined, after the date hereof, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which such Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its holding company) for such reduction Each Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.

        SECTION 11.7. INDEMNITY. Borrower agrees to indemnify, pay and hold Banks and any holder of any of the Notes, and the officers, directors, employees and agents of Banks and such holders (collectively the "Indemnitees") harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, adminstrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of any Corporate Acquisition, Banks' agreement to make loans or the use or intended use of the proceeds of loans hereunder (the "Indemnified Liabilities"); provided that Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

        SECTION 11.8. OBLIGATIONS SEVERAL; NO FIDUCIARY OBLIGATIONS. The obligations of the Banks hereunder are several and not joint. Nothing contained in this credit agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this credit agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrower and the Banks with respect to this credit agreement, any Note and any Related Writing is and shall be solely that of debtor and creditor, respectively, and no Bank has any fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

        SECTION 11.9. EXECUTION IN COUNTERPARTS. This credit agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

        SECTION 11.10. BINDING EFFECT; ASSIGNMENT. This credit agreement shall become effective when it shall have been executed by Borrower, Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of Borrower and each of the Banks and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Banks. No person, other than the Banks, shall have or acquire any obligation to grant Borrower any loans hereunder.

        SECTION 11.11. GOVERNING LAW. This credit agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflict of laws, and the respective rights and obligations of Borrower and the Banks shall be governed by Ohio law.

        SECTION 11.12. SEVERABILITY OF PROVISIONS; CAPTIONS. Any provision of this credit agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this credit agreement.

        SECTION 11.13. INVESTMENT PURPOSE. Each of the Banks represents and warrants to Borrower that it is entering into this credit agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Bank shall at all times retain full control over the disposition of its assets.

        SECTION 11.14. ENTIRE AGREEMENT. This credit agreement, any Note and any other agreement, document or instrument attached hereto or referred to herein or executed on or as of the date hereof integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

        SECTION 11.15. JURY TRIAL WAIVER. BORROWER AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY

ANY BANK'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR
COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR
AGREEMENT AMONG BORROWER AND THE BANKS, OR ANY THEREOF.


Address:         30195 Chagrin Boulevard                    THE TRANZONIC COMPANIES
                 Pepper Pike, Ohio 44124
                                                            By: /s/
                                                               ----------------------
                                                            Title: President
                                                                  -------------------
                                                            and
                                                               ----------------------
                                                            Title:
                                                                  -------------------

Address:         127 Public Square                          SOCIETY NATIONAL BANK,
                 Cleveland, Ohio  44114                     individually and as Agent
                 Attn:  Large Corporate Group
                                                            By: /s/
                                                               ----------------------
                                                            Title: Vice President
                                                                  -------------------

Address:         1900 East Ninth Street                     NATIONAL CITY BANK
                 Cleveland, Ohio 44114
                 Attn:  Metro-Ohio East Division             By: /s/
                                                                ---------------------
                                                             Title: Vice President
                                                                   ------------------

                                   ANNEX A



                                         Percentage          Maximum Amount
                                         ----------          --------------
SOCIETY NATIONAL BANK                       66.7%             $20,000,000

NATIONAL CITY BANK                          33.3%             $10,000,000